EXHIBIT 5

April 10, 2012

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

I have acted as counsel for Mentor Graphics Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 4,000,000 shares of Common Stock, without par value (the “Shares”), of the Company, 3,000,000 of which are to be issued by the Company pursuant to the Mentor Graphics 1989 Employee Stock Purchase Plan (the “1989 ESPP”) and 1,000,000 of which are to be issued by the Company pursuant to the Mentor Graphics Foreign Subsidiary Employee Stock Purchase Plan (together with the 1989 ESPP, the “ESPPs”):

I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Oregon, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is my opinion that, (a) the Company is a corporation duly organized and validly existing under the laws of the State of Oregon, and (b) the Shares are duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the terms of the ESPPs, will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DEAN M. FREED

Dean M. Freed

General Counsel